Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our Transactional Net Asset Value is calculated by adjusting our GAAP Net Asset Value as of the relevant valuation date for (i) the Excess Expenses (as defined in that certain Expense Limitation and Reimbursement Agreement between I Squared Capital Registered Advisor LLC (“Manager”) and us, dated as of August 11, 2025 (the “ELA”)) paid by Manager pursuant to the ELA will be recognized as a reduction to Transactional Net Asset Value in the month we reimburse Manager for such costs, (ii) shareholder servicing fees, as applicable, are recognized as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued (iii) the exclusion of tax liabilities of certain taxable subsidiaries through which we hold infrastructure assets that are contingent upon the expected manner of the divestment of the associated underlying infrastructure asset and are not expected to be recognized by us (although the current tax liabilities of any such taxable subsidiaries may be taken into account in determining the fair value of the associated underlying infrastructure assets) and (iv) for assets acquired or sold pursuant to seller provided financing and/or delayed payment terms, Transactional Net Asset Value shall only reflect the portion of the asset acquired or sold that has been paid for and shall not account for the portion of the asset that remains financed.

The following table provides a breakdown of the major components of our Transactional Net Asset Value as of December 1, 2025 ($ in thousands, except shares):

Components of Transactional Net Asset Value	December 1, 2025
Investments at fair value (cost of $108,538)	$124,553
Cash and cash equivalents	2
Foreign currencies at fair value	-
Other assets	6,817
Other liabilities	(6,744)
Accrued performance participation allocation	(1,701)
Management fee payable	(93)
Accrued shareholder servicing fees and distribution fees (1)	(74)
Transactional Net Asset Value	$122,760
Number of outstanding shares	4,226,345

(1)	Shareholder servicing fees apply only to Class F-S Shares, Class S Shares, Class F-STE Shares, Class STE Shares, Class F-J Shares, Class J Shares, Class F-JTE Shares, Class JTE Shares, Class F-D Shares, Class D Shares, Class F-DTE Shares and Class DTE Shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees for the estimated life of the shares as an offering cost at the time we sell Class F-S Shares, Class S Shares, Class F-STE Shares, Class STE Shares, Class F-J Shares, Class J Shares, Class F-JTE Shares, Class JTE Shares, Class F-D Shares, Class D Shares, Class F-DTE Shares and Class DTE Shares.

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of December 1, 2025 ($ in thousands, except shares and per share data):

Class	Monthly Transactional Net Asset Value	Number of Shares Outstanding	Transactional Net Asset Value per Share as of December 1, 2025
Series I
F-STE Shares	$1,913	64,726	$29.55
F-DTE Shares	11,824	400,100	29.55
F-ITE Shares	1,097	37,128	29.55
F-JTE Shares	14,593	493,824	29.55
F-STE Shares	3	100	29.55
F-DTE Shares	3	100	29.55
F-ITE Shares	3	100	29.55
F-JTE Shares	3	100	29.55
E Shares	1	40	29.55
Series II
F-S Shares	7,906	274,564	28.79
F-I Shares	5,177	179,571	28.83
F-J Shares	69,168	2,401,443	28.80
E Shares	11,069	374,549	29.55

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value as of December 1, 2025 ($ in thousands):

As of December 1, 2025
GAAP Net Asset Value	$137,204
Adjustment:
Accrued shareholder servicing fees(1)	1,604
Unrealized Appreciation	(19,258)
Deferred tax liability	4,801
Seller financed assets adjustment (2)	$(1,591)
Transactional Net Asset Value	$122,760

(1)	Represents an adjustment to reflect shareholder servicing fees related to Class F-S Shares, Class S Shares, Class F-STE Shares, Class STE Shares, Class F-J Shares, Class J Shares, Class F-JTE Shares, Class JTE Shares, Class F-D Shares, Class D Shares, Class F-DTE Shares and Class DTE Shares sold as they are accrued on a monthly basis.

(2)	For assets acquired or sold pursuant to seller provided financing and/or delayed payment terms, Transactional Net Asset Value shall only reflect the portion of the asset acquired or sold that has been paid for and shall not account for the portion of the asset that remains financed.